EXHIBIT 99.1

First Mutual Bancshares Elects Early Adoptions of SFAS 159 and 157

BELLEVUE, Wash., April 12, 2007 (PRIME NEWSWIRE) -- First Mutual Bancshares, Inc. (Nasdaq:FMSB) has elected early adoption of Statements of Financial Accounting Standard (SFAS) 159 and 157, effective January 1, 2007. SFAS 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS 159, the Bank selected the fair value measurement option for various existing financial assets, including certain "available-for-sale" securities, a trust preferred security and two interest-rate swaps.

The available-for-sale securities totaled $87.1 million and represented 89% of the securities portfolio. Securities with a remaining balance less than one million dollars and instruments held for Community Reinvestment Act (CRA) investments were not included in the adoption of SFAS 159. The initial fair value measurement of the securities elected for SFAS 159 adoption resulted in a $1,334,000 cumulative-effect adjustment, net of tax, recorded as a reduction in retained earnings as of January 1, 2007. Under SFAS 159, this one-time charge will not be recognized in current earnings. In future purchases of securities we may elect on an instrument-by-instrument basis to value the securities using fair value accounting treatment or that permitted in SFAS 115 in available-for-sale status.

As a result of the fair value measurement election for these securities, the Bank recorded gains in first quarter earnings of $402,000. Additionally, we believe that the adoption of the standard will have a positive impact on our ability to manage interest rate risk and potentially benefit interest income during the remainder of 2007 as well as future periods.

We also elected the adoption of SFAS 159 for a $9 million trust preferred security. The initial fair value measurement of the security resulted in a $220,000, net of tax, charge to retained earnings for unamortized issuance costs and excess interest. In the first quarter of 2007 the Bank recorded $45,000 in pre-tax mark-to-market gains.

The adoption of SFAS 159 also included two fair value interest-rate swaps that were previously accounted for under the "long haul" method. The election under SFAS 159 for these two interest-rate swaps will reduce the administration associated with these instruments.

The pre-tax mark-to-market gains of $447,000 recorded in the first quarter as a result of adopting SFAS 159 has increased net income to $2.7 million, which is approximately the amount of net income recognized in the first quarter of 2006.

First Mutual expects to report complete first quarter results after the market closes on Tuesday, April 24, 2007. Management will host an analyst call the following morning to discuss the results. On Wednesday, April 25, at 7:00 am PDT (10:00 am EDT), investment professionals are invited to participate in the call by dialing (303) 262-2211. All current and prospective shareholders are welcome to listen to the live call or replay through a webcast posted on the bank's site, www.firstmutual.com, where it will be archived for one month. A telephone replay will also be available for a month, beginning approximately two hours after the conclusion of the call, at (303) 590-3000 using 11087107# for the passcode.

First Mutual Bancshares, Inc. is the parent company of First Mutual Bank, an independent, community-based bank that operates 12 full-service banking centers in the Puget Sound area and sales finance offices in Orange Park, Florida and Mt. Clemens, Michigan.

Forward Looking Statements

This press release contains forward-looking statements, including statements about our utilization of financial instrument management, accounting and reporting strategies and other matters that are forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, operations, and prospects, these forward-looking statements are subject to numerous uncertainties and risks, and actual events, results, and developments will ultimately differ from the expectations and may differ materially from those expressed or implied in such forward-looking statements. Factors that could affect actual results include our ability to control our financial and accounting determinations. We disclaim any obligation to update or publicly announce future events or developments that might affect the forward-looking statements herein or to conform these statements to actual results or to announce changes in our expectations. There are other risks and uncertainties that could affect us which are discussed from time to time in our filings with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We are not responsible for updating any such forward-looking statements.

www.firstmutual.com

CONTACT:  First Mutual Bancshares, Inc.
          John Valaas, President & CEO
          Roger Mandery, EVP & CFO
          425.455.7300